Exhibit 10.10
WEATHERFORD INTERNATIONAL LTD.
2006 OMNIBUS INCENTIVE PLAN
As Amended on December 31, 2008

ARTICLE I ESTABLISHMENT, PURPOSE AND DURATION
1.1	Establishment	1
1.2	Purpose of the Plan	1
1.3	Duration of Plan	1
ARTICLE II DEFINITIONS
2.1	Affiliate	1
2.2	Award	1
2.3	Award Agreement	2
2.4	Board	2
2.5	Cash-Based Award	2
2.6	Code	2
2.7	Committee	2
2.8	Company	2
2.9	Corporate Change	2
2.10	Director	2
2.11	Disability	2
2.12	Dividend Equivalent	2
2.13	Employee	3
2.14	Entity	3
2.15	Exchange Act	3
2.16	Fair Market Value	3
2.17	Fiscal Year	3
2.18	Holder	3
2.19	ISO	3
2.20	Minimum Statutory Tax Withholding Obligation	3
2.21	NSO	3
2.22	Option	3
2.23	Option Price	3
2.24	Other Share-Based Award	3
2.25	Parent Corporation	3
2.26	Performance Goals	4
2.27	Performance Share Award	4
2.28	Performance Unit Award	4
2.29	Period of Restriction	4
2.30	Plan	4
2.31	Restricted Shares	4
2.32	Restricted Share Award	4
2.33	RSU	4
2.34	RSU Award	4

i

2.35	SAR	4
2.36	Section 409A	4
2.37	Share or Shares	4
2.38	Subsidiary Corporation	4
2.39	Substantial Risk of Forfeiture	5
2.40	Ten Percent Shareholder	5
2.41	Termination of Employment	5
ARTICLE III ELIGIBILITY AND PARTICIPATION
3.1	Eligibility	5
3.2	Participation	5
ARTICLE IV GENERAL PROVISIONS RELATING TO AWARDS
4.1	Authority to Grant Awards	5
4.2	Dedicated Shares; Maximum Awards	6
4.3	Non-Transferability	6
4.4	Requirements of Law	6
4.5	Changes in the Company’s Capital Structure	7
4.6	Election Under Section 83(b) of the Code	9
4.7	Forfeiture for Cause	10
4.8	Forfeiture Events	10
4.9	Award Agreements	10
4.10	Amendments of Award Agreements	10
4.11	Rights as Shareholder	11
4.12	Issuance of Shares	11
4.13	Restrictions on Shares Received	11
4.14	Compliance With Section 409A	11
ARTICLE V OPTIONS
5.1	Authority to Grant Options	11
5.2	Type of Options Available	11
5.3	Option Agreement	11
5.4	Option Price	11
5.5	Duration of Option	12
5.6	Amount Exercisable	12
5.7	Exercise of Option	12
5.8	Notification of Disqualifying Disposition	12
5.9	No Rights as Shareholder	12
5.10	$100,000 Limitation on ISOs	13
ARTICLE VI SHARE APPRECIATION RIGHTS
6.1	Authority to Grant SAR Awards	13
6.2	General Terms	13
6.3	SAR Agreement	13

6.4	Term of SAR	13
6.5	Exercise of SAR	13
6.6	Payment of SAR Amount	13
6.7	Termination of Employment	14
ARTICLE VII RESTRICTED SHARE AWARDS
7.1	Restricted Share Awards	14
7.2	Restricted Share Award Agreement	14
7.3	Holder’s Rights as Shareholder	14
ARTICLE VIII RESTRICTED SHARE UNIT AWARDS
8.1	Authority to Grant RSU Awards	15
8.2	RSU Award	15
8.3	RSU Award Agreement	15
8.4	Dividend Equivalents	15
8.5	Form of Payment Under RSU Award	15
8.6	Time of Payment Under RSU Award	15
8.7	No Rights as a Shareholder	15
ARTICLE IX PERFORMANCE SHARE AWARDS AND PERFORMANCE UNIT AWARDS
9.1	Authority to Grant Performance Share Awards and Performance Unit Awards	16
9.2	Performance Goals	16
9.3	Time of Establishment of Performance Goals	17
9.4	Written Agreement	17
9.5	Form of Payment Under Performance Unit Award	17
9.6	Time of Payment Under Performance Unit Award	17
9.7	Holder’s Rights as Shareholder With Respect to Performance Awards	17
9.8	Increases Prohibited	17
9.9	Shareholder Approval	17
ARTICLE X OTHER SHARE-BASED AWARDS
10.1	Authority to Grant Other Share-Based Awards	18
10.2	Value of Other Share-Based Award	18
10.3	Payment of Other Share-Based Award	18
10.4	Termination of Employment	18
ARTICLE XI CASH-BASED AWARDS
11.1	Authority to Grant Cash-Based Awards	18
11.2	Value of Cash-Based Award	18
11.3	Payment of Cash-Based Award	18
11.4	Termination of Employment	18
ARTICLE XII SUBSTITUTION AWARDS		19
ARTICLE XIII ADMINISTRATION
13.1	Awards	19

13.2	Authority of the Committee	19
13.3	Decisions Binding	20
13.4	No Liability	20
ARTICLE XIV AMENDMENT OR TERMINATION OF PLAN
14.1	Amendment, Modification, Suspension, and Termination	20
14.2	Awards Previously Granted	20
ARTICLE XV MISCELLANEOUS
15.1	Unfunded Plan/No Establishment of a Trust Fund	21
15.2	No Employment Obligation	21
15.3	Tax Withholding	21
15.4	Gender and Number	22
15.5	Severability	22
15.6	Headings	22
15.7	Other Compensation Plans	22
15.8	Other Awards	22
15.9	Successors	22
15.10	Law Limitations/Governmental Approvals	22
15.11	Delivery of Title	23
15.12	Inability to Obtain Authority	23
15.13	Fractional Shares	23
15.14	Investment Representations	23
15.15	Persons Residing Outside of the United States	23
15.16	Arbitration of Disputes	23
15.17	Governing Law	24
15.18	Compliance with Section 409A	24

ARTICLE I
Establishment, Purpose and Duration
     1.1 Establishment. The Company hereby establishes an incentive compensation plan, to be known as the “Weatherford International Ltd. 2006 Omnibus Incentive Plan,” as set forth in this document. The Plan permits the grant of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Cash-Based Awards and Other Share-Based Awards. The Plan shall become effective on the later of (a) the date the Plan is approved by the Board and (b) the date the Plan is approved by the shareholders of the Company (the “Effective Date”).
     1.2 Purpose of the Plan. The Plan is intended to advance the best interests of the Company, its Affiliates and its shareholders by providing those persons who have substantial responsibility for the management and growth of the Company and its Affiliates with additional performance incentives and an opportunity to obtain or increase their proprietary interest in the Company, thereby encouraging them to continue in their employment or affiliation with the Company or its Affiliates.
     1.3 Duration of Plan. The Plan shall continue indefinitely until it is terminated pursuant to Section 14.1. No ISOs may be granted under the Plan on or after the tenth anniversary of the Effective Date. The applicable provisions of the Plan will continue in effect with respect to an Award granted under the Plan for as long as such Award remains outstanding.
ARTICLE II
Definitions
     The words and phrases defined in this Article shall have the meaning set out below throughout the Plan, unless the context in which any such word or phrase appears reasonably requires a broader, narrower or different meaning.
     2.1 “Affiliate” means any Entity that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Entity, shall mean the possession, directly or indirectly, of the power (a) to vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or other governing body) of the controlled Entity, or (ii) to direct or cause the direction of the management and policies of the controlled Entity, whether through the ownership of voting securities or by contract or otherwise.
     2.2 “Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Shares, RSUs, Performance Share Awards, Performance Unit Awards, Other Share-Based Awards and Cash-Based Awards, in each case subject to the terms and provisions of the Plan, the consideration for which may be services rendered to the Company and/or its Affiliates.

     2.3 “Award Agreement” means an agreement that sets forth the terms and conditions applicable to an Award granted under the Plan.
     2.4 “Board” means the board of directors of the Company.
     2.5 “Cash-Based Award” means an Award granted pursuant to Article XI.
     2.6 “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.
     2.7 “Committee” means a committee of at least two persons, who are members of the Compensation Committee of the Board and are appointed by the Compensation Committee of the Board, or, to the extent it chooses to operate as the Committee, the Compensation Committee of the Board. Each member of the Committee in respect of his or her participation in any decision with respect to an Award intended to satisfy the requirements of section 162(m) of the Code must satisfy the requirements of “outside director” status within the meaning of section 162(m) of the Code; provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. As to Awards, grants or other transactions that are authorized by the Committee and that are intended to be exempt under Rule 16b-3 under the Exchange Act, the requirements of Rule 16b-3(d)(1) under the Exchange Act with respect to committee action must also be satisfied. For all purposes under the Plan, the Chief Executive Officer of the Company shall be deemed to be the “Committee” with respect to Awards granted by him pursuant to Section 4.1.
     2.8 “Company” means Weatherford International Ltd., a Bermuda exempted company, or any successor or continuing Entity (by acquisition, reincorporation, merger, amalgamation, consolidation or otherwise).
     2.9 “Corporate Change” shall have the meaning ascribed to that term in Section 4.5(c).
     2.10 “Director” means a director of the Company who is not an Employee.
     2.11 “Disability” means as determined by the Committee in its discretion exercised in good faith, a physical or mental condition of the Holder that would entitle him to payment of disability income payments under the Company’s long-term disability insurance policy or plan for Employees as then in effect; or in the event that the Holder is not covered, for whatever reason, under the Company’s long-term disability insurance policy or plan for Employees or in the event the Company does not maintain such a long-term disability insurance policy, “Disability” means a permanent and total disability as defined in section 22(e)(3) of the Code. A determination of Disability may be made by a physician selected or approved by the Committee and, in this respect, the Holder shall submit to an examination by such physician upon request by the Committee.
     2.12 “Dividend Equivalent” means a payment equivalent in amount to dividends paid to the Company’s shareholders.

     2.13 “Employee” means a person employed by the Company or any Affiliate as a common law employee.
     2.14 “Entity” means any company, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity or organization.
     2.15 “Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time.
     2.16 “Fair Market Value” of the Shares as of any particular date means (1) if the Shares are traded on a stock exchange, the closing sale price of the Shares on that date as reported on the principal securities exchange on which the Shares are traded, or (2) if the Shares are traded in the over-the-counter market, the average between the high bid and low asked price on that date as reported in such over-the-counter market; provided that (a) if the Shares are not so traded, (b) if no closing price or bid and asked prices for the Shares were so reported on that date or (c) if, in the discretion of the Committee, another means of determining the fair market value of a Share at such date shall be necessary or advisable, the Committee may provide for another means for determining such fair market value.
     2.17 “Fiscal Year” means the Company’s fiscal year.
     2.18 “Holder” means a person who has been granted an Award or any person who is entitled to receive Shares or cash under an Award.
     2.19 “ISO” means an Option that is intended to be an “incentive stock option” that satisfies the requirements of section 422 of the Code.
     2.20 “Minimum Statutory Tax Withholding Obligation” means, with respect to an Award, the amount the Company or an Affiliate is required to withhold for federal, state and local taxes based upon the applicable minimum statutory withholding rates required by the relevant tax authorities.
     2.21 “NSO” means an Option that is intended to be a “nonqualified stock option” that does not satisfy the requirements of section 422 of the Code.
     2.22 “Option” means an option to purchase Shares granted pursuant to Article V.
     2.23 “Option Price” shall have the meaning ascribed to that term in Section 5.4.
     2.24 “Other Share-Based Award” means an equity-based or equity-related Award not otherwise described by the terms and provisions of the Plan that is granted pursuant to Article X.
     2.25 “Parent Corporation” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the action or transaction, each of the corporations other than the Company owns stock or shares possessing 50 percent or more of the total combined voting power of all classes of stock or shares in one of the other corporations in the chain.
     2.26 “Performance Goals” means one or more of the criteria described in Section 9.2 on which the performance goals applicable to an Award are based.
     2.27 “Performance Share Award” means an Award designated as a performance share award granted to a Holder pursuant to Article IX.
     2.28 “Performance Unit Award” means an Award designated as a performance unit award granted to a Holder pursuant to Article IX.
     2.29 “Period of Restriction” means the period during which Restricted Shares are subject to a substantial risk of forfeiture (or absolute right of the Company to repurchase), whether based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion.
     2.30 “Plan” means the Weatherford International Ltd. 2006 Omnibus Incentive Plan, as set forth in this document as it may be amended from time to time.
     2.31 “Restricted Shares” means restricted Shares issued or granted under the Plan pursuant to Article VII.
     2.32 “Restricted Share Award” means an authorization by the Committee to issue or transfer Restricted Shares to a Holder.
     2.33 “RSU” means a restricted share unit credited to a Holder’s ledger account maintained by the Company pursuant to Article VIII.
     2.34 “RSU Award” means an Award granted pursuant to Article VIII.
     2.35 “SAR” means a share appreciation right granted under the Plan pursuant to Article VI.
     2.36 “Section 409A” means section 409A of the Code and Department of Treasury rules and regulations issued thereunder.
     2.37 “Share” or “Shares” means a common share or shares, par value U.S.$1.00 per share, of the Company, or, in the event that the Shares are later changed into or exchanged for a different class of shares or securities of the Company or another Entity, that other share or security. Shares may be represented by a certificate or by book or electronic entry.
     2.38 “Subsidiary Corporation” means any company or corporation (other than the Company) in an unbroken chain of companies or corporations beginning with the Company if, at the time of the action or transaction, each of the companies or corporations other than the last company or corporation in an unbroken chain owns stock or shares possessing 50 percent or more of the total combined voting power of all classes of stock or shares in one of the other companies or corporations in the chain.
     2.39 “Substantial Risk of Forfeiture” shall have the meaning ascribed to that term in section 409A of the Code and Department of Treasury guidance issued thereunder.
     2.40 “Ten Percent Shareholder” means an individual who, at the time the Option is granted, owns more than ten percent of the total combined voting power of all classes of shares or series of shares of the Company or of any Parent Corporation or Subsidiary Corporation. An individual shall be considered as owning the shares owned, directly or indirectly, by or for his brothers and sisters (whether by the whole or half blood), spouse, ancestors and lineal descendants; and shares owned, directly or indirectly, by or for a company, corporation, partnership, estate or trust, shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries.
     2.41 “Termination of Employment” means, in the case of an Award other than an ISO, the termination of the Award recipient’s employment relationship with the Company and all Affiliates. “Termination of Employment” means, in the case of an ISO, the termination of the Optionee’s employment relationship with all of the Company, any Parent Corporation, any Subsidiary Corporation and any parent or subsidiary corporation (within the meaning of section 422(a)(2) of the Code) of any such corporation that issues or assumes an ISO in a transaction to which section 424(a) of the Code applies.
ARTICLE III
Eligibility and Participation
     3.1 Eligibility. Except as otherwise specified in this Section 3.1, the persons who are eligible to receive Awards under the Plan are Employees and Directors. Awards other than ISOs, Performance Share Awards, or Performance Units Awards may also be granted to a person who is expected to become an Employee within six months. In no event will an ISO be granted to any person other than a key Employee.
     3.2 Participation. Subject to the terms and provisions of the Plan, the Committee may, from time to time, select the persons to whom Awards shall be granted and shall determine the nature and amount of each Award.
ARTICLE IV
General Provisions Relating to Awards
     4.1 Authority to Grant Awards. The Committee may grant Awards to those eligible persons as the Committee shall from time to time determine, under the terms and conditions of the Plan. Subject only to any applicable limitations set out in the Plan, the number of Shares or other value to be covered by any Award to be granted under the Plan shall be as determined by the Committee in its sole discretion. The Chief Executive Officer of the Company is authorized to grant Awards, with respect to no more than 500,000 Shares per Fiscal Year, to eligible persons who are not officers of the Company subject to the provisions of Section 16 of the Exchange Act and as inducements to hire prospective Employees who will not be officers of the Company subject to the provisions of Section 16 of the Exchange Act.
     4.2 Dedicated Shares; Maximum Awards. The aggregate number of Shares with respect to which Awards may be granted under the Plan is 10 million. The aggregate number of Shares with respect to which Options may be granted under the Plan is 10 million. The maximum number of Shares with respect to which Options may be granted to an Employee or Director during a Fiscal Year is one million. The maximum number of shares with respect to which SARs may be granted to an Employee during a Fiscal Year is one million. Each of the foregoing numerical limits stated in this Section 4.2 shall be subject to adjustment in accordance with the provisions of Section 4.5. The number of Shares stated in this Section 4.2 shall also be increased by such number of Shares as become subject to substitute Awards granted pursuant to Article XII; provided, however, that such increase shall be conditioned upon the approval of the shareholders of the Company to the extent shareholder approval is required by law or applicable stock exchange rules. If Shares are not issued or withheld from payment of an Award to satisfy tax obligations with respect to the Award, such Shares will count against the aggregate number of Shares with respect to which Awards may be granted under the Plan. If Shares are tendered in payment of an Option Price of an Option, such Shares will not be added to the aggregate number of Shares with respect to which Awards may be granted under the Plan. To the extent that any outstanding Award is forfeited or cancelled for any reason or is settled in cash in lieu of Shares, the Shares allocable to such portion of the Award may again be subject to an Award granted under the Plan. When a SAR is settled in Shares, the number of Shares subject to the SAR under the SAR Award Agreement will be counted against the aggregate number of Shares with respect to which Awards may be granted under the Plan as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.
     4.3 Non-Transferability. Except as specified in the applicable Award Agreements or in domestic relations court orders, an Award shall not be transferable by the Holder other than by will or under the laws of descent and distribution, and shall be exercisable, during the Holder’s lifetime, only by him or her. Any attempted assignment of an Award in violation of this Section 4.3 shall be null and void. In the discretion of the Committee, any attempt to transfer an Award other than under the terms of the Plan and the applicable Award Agreement may terminate the Award. No ISO granted under the Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to an Employee under the Plan shall be exercisable during his or her lifetime only by the Employee, and after that time, by the Employee’s heirs or estate.
     4.4 Requirements of Law. The Company shall not be required to sell or issue any Shares under any Award if issuing those Shares would constitute or result in a violation by the Holder or the Company of any provision of any law, statute or regulation of any governmental authority. Specifically, in connection with any applicable statute or regulation relating to the registration of securities, upon exercise of any Option or pursuant to any other Award, the Company shall not be required to issue any Shares unless the Committee has received evidence satisfactory to it to the effect that the Holder will not transfer the Shares except in accordance with applicable law, including receipt of an opinion of counsel satisfactory to the Company to the effect that any proposed transfer complies with applicable law. The determination by the Committee on this matter shall be final, binding and conclusive. The Company may, but shall in no event be obligated to, register any Shares covered by the Plan pursuant to applicable securities laws of any country or any political subdivision. In the event the Shares issuable upon exercise of an Option or pursuant to any other Award are not registered, the Company may imprint on the certificate evidencing the Shares any legend that counsel for the Company considers necessary or advisable to comply with applicable law, or, should the Shares be represented by book or electronic entry, rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law. The Company shall not be obligated to take any other affirmative action in order to cause or enable the exercise of an Option or any other Award, or the issuance of Shares pursuant thereto, to comply with any law or regulation of any governmental authority.
     4.5 Changes in the Company’s Capital Structure.
     (a) The existence of outstanding Awards shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, any acquisition, merger, amalgamation or consolidation of the Company, any issue of bonds, debentures or shares, including preferred or prior preference shares ahead of or affecting the Shares or Share rights, the winding up, dissolution or liquidation of the Company, any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.
     (b) If the Company shall effect a subdivision or consolidation of Shares or other capital readjustment, the payment of a Share dividend or bonus issue, or other increase or reduction of the number of Shares issued and outstanding, without receiving compensation therefor in money, services or property, then (1) the number, class or series and price per Share subject to outstanding Options or other Awards under the Plan shall be appropriately adjusted in such a manner as to entitle a Holder to receive upon exercise of an Option or other Award, for the same aggregate cash consideration, the equivalent total number and class or series of Shares the Holder would have received had the Holder exercised his or her Option or other Award in full immediately prior to the event requiring the adjustment, and (2) the number and class or series of Shares then reserved to be issued under the Plan shall be adjusted by substituting for the total number and class or series of Shares then reserved, that number and class or series of Shares that would have been received by the owner of an equal number of issued and outstanding Shares of each class or series of Shares as the result of the event requiring the adjustment.
     (c) If while unexercised Options or other Awards remain outstanding under the Plan (1) the Company shall not be the surviving Entity in any acquisition, merger, amalgamation, consolidation, reorganization or other similar transaction (or survives only as a subsidiary of an Entity), (2) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or Entity (other than an Entity wholly-owned by the Company), (3) the Company is to be wound up or dissolved or (4) the Company is a party to any other corporate transaction (as defined under section 424(a) of the Code and applicable

Department of Treasury regulations) that is not described in clauses (1), (2) or (3) of this sentence (each such event is referred to herein as a “Corporate Change”), then, except as otherwise provided in an Award Agreement or another agreement between the Holder and the Company, or as a result of the Committee’s effectuation of one or more of the alternatives described below, there shall be no acceleration of the time at which any Award then outstanding may be exercised, and no later than ten days after any approval by the shareholders of the Company of such Corporate Change, the Committee, acting in its sole and absolute discretion without the consent or approval of any Holder, subject to applicable law, shall act to effect one or more of the following alternatives, which may vary among individual Holders and which may vary among Awards held by any individual Holder (provided that, with respect to a reincorporation, merger or amalgamation in which Holders of the Company’s common shares will receive one common share of the successor or continuing Entity for each common share of the Company, none of such alternatives shall apply and, without Committee action, each Award shall automatically convert into a similar award of the successor or continuing Entity exercisable for the same number of common shares of the successor as the Award was exercisable for common Shares of the Company):
     (1) accelerate the time at which some or all of the Awards then outstanding may be exercised so that such Awards may be exercised in full for a limited period of time on or before a specified date fixed by the Committee, after which specified date all such Awards that remain unexercised and all rights of Holders thereunder shall terminate;
     (2) require the mandatory surrender to the Company by all or selected Holders of some or all of the then outstanding Awards held by such Holders (irrespective of whether such Awards are then exercisable under the provisions of the Plan or the applicable Award Agreement evidencing such Award) as of a date specified by the Committee, in which event the Committee shall thereupon cancel such Award and the Company shall pay to each such Holder an amount of cash per share equal to the excess, if any, of the per share price offered to shareholders of the Company in connection with such Corporate Change over the exercise prices under such Award for such shares;
     (3) with respect to all or selected Holders, have some or all of their then outstanding Awards (whether vested or unvested) assumed or have a new award of a similar nature substituted for some or all of their then outstanding Awards under the Plan (whether vested or unvested) by an Entity which is a party to the transaction resulting in such Corporate Change and which is then employing such Holder or which is affiliated or associated with such Holder in the same or a substantially similar manner as the Company prior to the Corporate Change, or a parent or subsidiary of such Entity, provided that (A) such assumption or substitution is on a basis where the excess of the aggregate fair market value of the Shares subject to the Award immediately after the assumption or substitution over the aggregate exercise price of such Shares are equal to the excess of the aggregate fair market value of all Shares subject to the Award immediately before such assumption or substitution over the aggregate exercise price of such Shares, and (B) the assumed rights under such existing Award or the substituted rights under such new Award, as the case may be, will have the same terms and conditions as the rights under the existing Award assumed or substituted for, as the case may be;

     (4) provide that the number and class or series of Shares covered by an Award (whether vested or unvested) theretofore granted shall be adjusted so that such Award when exercised shall thereafter cover the number and class or series of Shares or other securities or property (including, without limitation, cash) to which the Holder would have been entitled pursuant to the terms of the agreement or plan relating to such Corporate Change if, immediately prior to such Corporate Change, the Holder had been the holder of record of the number of Shares then covered by such Award; or
     (5) make such adjustments to Awards then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole and absolute discretion that no such adjustment is necessary).
     In effecting one or more of the alternatives set out in paragraphs (3), (4) or (5) immediately above, and except as otherwise may be provided in an Award Agreement, the Committee, in its sole and absolute discretion and without the consent or approval of any Holder, subject to applicable law, may accelerate the time at which some or all Awards then outstanding may be exercised.
     (d) In the event of changes in the issued and outstanding Shares by reason of recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, subdivisions, exchanges or other relevant changes in capitalization occurring after the date of the grant of any Award and not otherwise provided for by this Section 4.5, any outstanding Award and any Award Agreement evidencing such Award shall be subject to adjustment by the Committee in its sole and absolute discretion as to the number and price of Shares or other consideration subject to such Award. In the event of any such change in the issued and outstanding Shares, the aggregate number of Shares available under the Plan may be appropriately adjusted by the Committee, whose determination shall be conclusive.
     (e) After (i) the acquisition of the Company by an Entity, (ii) the merger of one or more Entities into the Company or (iii) a consolidation or amalgamation of the Company and one or more Entities in which the Company shall be the surviving Entity, each Holder shall be entitled to have his Restricted Shares appropriately adjusted based on the manner in which the Shares were adjusted under the terms of the agreement of acquisition, merger, amalgamation or consolidation.
     (f) The issuance by the Company of shares of any class or series, or securities convertible into, or exchangeable for, shares of any class or series, for cash or property, or for labor or services either upon direct sale or upon the exercise of rights or warrants to subscribe for them, or upon conversion or exchange of shares or obligations of the Company convertible into, or exchangeable for, shares or other securities, shall not affect, and no adjustment by reason of such issuance shall be made with respect to, the number, class or series, or price of Shares then subject to outstanding Options or other Awards.
     4.6 Election Under Section 83(b) of the Code. No Holder shall exercise the election permitted under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer or General Counsel of the Company. Any Holder who

makes an election under section 83(b) of the Code with respect to any Award without the written approval of the Chief Financial Officer or General Counsel of the Company may, in the discretion of the Committee, forfeit any or all Awards granted to him or her under the Plan (including by way of an absolute right of the Company to purchase or obligate the transfer of any issued Shares or rights to subscribe therefore for such consideration, if any, as the Committee may determine in its sole discretion).
     4.7 Forfeiture for Cause. Notwithstanding any other provision of the Plan or an Award Agreement, if the Committee finds by a majority vote that a Holder, before or after his Termination of Employment (a) committed fraud, embezzlement, theft, felony or an act of dishonesty in the course of his employment by the Company or an Affiliate which conduct damaged the Company or an Affiliate or (b) disclosed trade secrets of the Company or an Affiliate, then as of the date the Committee makes its finding, any Awards awarded to the Holder that have not been exercised by the Holder (including all Awards that have not yet vested) will be forfeited to the Company (including by way of an absolute right of the Company to purchase or obligate the transfer of any issued Shares or rights to subscribe therefore for such consideration, if any, as the Committee may determine in its sole discretion). The findings and decision of the Committee with respect to such matter, including those regarding the acts of the Holder and the damage done to the Company, will be final for all purposes. No decision of the Committee, however, will affect the finality of the discharge of the individual by the Company or an Affiliate.
     4.8 Forfeiture Events. The Committee may specify in an Award Agreement that the Holder’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, Termination of Employment for cause, termination of the Holder’s provision of services to the Company or its Affiliates, violation of material policies of the Company and its Affiliates, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Holder, or other conduct by the Holder that is detrimental to the business or reputation of the Company and its Affiliates.
     4.9 Award Agreements. Each Award shall be embodied in a written agreement that shall be subject to the terms and conditions of the Plan. The Award Agreement shall be signed by an executive officer of the Company, other than the Holder, on behalf of the Company, and may be signed by the Holder to the extent required by the Committee. The Award Agreement may specify the effect of a change in control on the Award. The Award Agreement may contain any other provisions that the Committee in its discretion shall deem advisable which are not inconsistent with the terms and provisions of the Plan.
     4.10 Amendments of Award Agreements. The terms of any outstanding Award under the Plan may be amended from time to time by the Committee in its discretion in any manner that it deems appropriate and that is consistent with the terms of the Plan. However, no such amendment shall adversely affect in a material manner any right of a Holder without his or her written consent. Except as specified in Section 4.5(b), the Committee may not directly or indirectly lower the exercise price of a previously granted Option or the grant price of a previously granted SAR.
     4.11 Rights as Shareholder. A Holder shall not have any rights as a shareholder with respect to Shares covered by an Option, a SAR, an RSU, a Performance Share Unit, or an Other Share-Based Award until the date, if any, such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such Shares.
     4.12 Issuance of Shares. Shares, when issued, may be represented by a certificate or by book or electronic entry.
     4.13 Restrictions on Shares Received. Subject to applicable law, the Committee may impose such conditions and/or restrictions on any Shares issued pursuant to an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Holder hold the Shares for a specified period of time.
     4.14 Compliance With Section 409A. Awards shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A.
ARTICLE V
Options
     5.1 Authority to Grant Options. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Options under the Plan to eligible persons in such number and upon such terms as the Committee shall determine.
     5.2 Type of Options Available. Options granted under the Plan may be NSOs or ISOs.
     5.3 Option Agreement. Each Option grant under the Plan shall be evidenced by an Award Agreement that shall specify (a) whether the Option is intended to be an ISO or an NSO, (b) the Option Price, (c) the duration of the Option, (d) the number of Shares to which the Option pertains, (e) the exercise restrictions applicable to the Option and (f) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. Notwithstanding the designation of an Option as an ISO in the applicable Option Agreement, to the extent the limitations of Section 5.10 of the Plan are exceeded with respect to the Option, the portion of the Option in excess of the limitation shall be treated as a NSO.
     5.4 Option Price. The price at which Shares may be purchased under an Option (the “Option Price”) shall not be less than 100 percent (100%) of the Fair Market Value of the Shares on the date the Option is granted. However, in the case of a Ten Percent Shareholder, the Option Price for an ISO shall not be less than 110 percent (110%) of the Fair Market Value of the Shares on the date the ISO is granted. Subject to the limitations set forth in the preceding sentences of this Section 5.4, the Committee shall determine the Option Price for each grant of an Option under the Plan.
     5.5 Duration of Option. An Option shall not be exercisable after the earlier of (i) the general term of the Option specified in the applicable Award Agreement (which shall not exceed ten years) or (ii) the period of time specified in the applicable Award Agreement that follows the Holder’s Termination of Employment or severance of affiliation relationship with the Company. Unless the applicable Award Agreement specifies a shorter term, in the case of an ISO granted to a Ten Percent Shareholder, the Option shall expire on the fifth anniversary of the date the Option is granted.
     5.6 Amount Exercisable. Each Option may be exercised at the time, in the manner and subject to the conditions the Committee specifies in the Award Agreement in its sole discretion.
     5.7 Exercise of Option.
     (a) General Method of Exercise. Subject to the terms and provisions of the Plan and the applicable Award Agreement, Options may be exercised in whole or in part from time to time by the delivery of written notice in the manner designated by the Committee stating (1) that the Holder wishes to exercise such Option on the date such notice is so delivered, (2) the number of Shares with respect to which the Option is to be exercised and (3) the address to which any certificate representing such Shares should be mailed. Except in the case of exercise by a third party broker as provided below, in order for the notice to be effective the notice must be accompanied by payment of the Option Price by any combination of the following: (a) cash, certified check, bank draft or postal or express money order for an amount equal to the Option Price under the Option, (b) an election to make a cashless exercise through a registered broker-dealer (if approved in advance by the Committee or an executive officer of the Company) or (c) any other form of payment which is acceptable to the Committee.
     (b) Exercise Through Third-Party Broker. The Committee may permit a Holder to elect to pay the Option Price and any applicable tax withholding resulting from such exercise by authorizing a third-party broker to sell all or a portion of the Shares acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the Option Price and any applicable tax withholding resulting from such exercise.
     5.8 Notification of Disqualifying Disposition. If any Optionee shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in section 421(b) of the Code (relating to certain disqualifying dispositions), such Optionee shall notify the Company of such disposition within ten (10) days thereof.
     5.9 No Rights as Shareholder. An Optionee shall not have any rights as a shareholder with respect to Shares covered by an Option until the date such Shares are issued by the Company; and, except as otherwise provided in Section 4.5, no adjustment for dividends, or otherwise, shall be made if the record date therefor is prior to the date of issuance of such shares.

     5.10 $100,000 Limitation on ISOs. To the extent that the aggregate Fair Market Value of Shares with respect to which ISOs first become exercisable by a Holder in any calendar year exceeds $100,000, taking into account both Shares subject to ISOs under the Plan and Shares subject to ISOs under all other plans of the Company, such Options shall be treated as NSOs. For this purpose, the “Fair Market Value” of the Shares subject to Options shall be determined as of the date the Options were awarded. In reducing the number of Options treated as ISOs to meet the $100,000 limit, the most recently granted Options shall be reduced first. To the extent a reduction of simultaneously granted Options is necessary to meet the $100,000 limit, the Committee may, in the manner and to the extent permitted by law, designate which Shares are to be treated as shares acquired pursuant to the exercise of an ISO.
ARTICLE VI
Share Appreciation Rights
     6.1 Authority to Grant SAR Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant SARs under the Plan to eligible persons in such number and upon such terms as the Committee shall determine. Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Holder and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.
     6.2 General Terms. Subject to the terms and conditions of the Plan, a SAR granted under the Plan shall confer on the recipient a right to receive, upon exercise thereof, an amount equal to the excess of (a) the Fair Market Value of one Share on the date of exercise over (b) the grant price of the SAR, which shall not be less than one hundred percent (100%) of the Fair Market Value of one Share on the date of grant of the SAR.
     6.3 SAR Agreement. Each Award of SARs granted under the Plan shall be evidenced by an Award Agreement that shall specify (a) the grant price of the SAR, (b) the term of the SAR, (c) the vesting and termination provisions of the SAR and (d) such other provisions as the Committee shall determine that are not inconsistent with the terms and provisions of the Plan. The Committee may impose such additional conditions or restrictions on the exercise of any SAR as it may deem appropriate.
     6.4 Term of SAR. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided that no SAR shall be exercisable on or after the tenth anniversary date of its grant.
     6.5 Exercise of SAR. A SAR may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
     6.6 Payment of SAR Amount. Upon the exercise of a SAR, a Holder shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a Share on the date of exercise over the grant price of the SAR by the number of Shares with respect to which the SAR is exercised. At the discretion of the

Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
     6.7 Termination of Employment. Each Award Agreement shall set forth the extent to which the Holder of a SAR shall have the right to exercise the SAR following the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee, may be included in the Award Agreement entered into with the Holder, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
ARTICLE VII
Restricted Share Awards
     7.1 Restricted Share Awards. The Committee may make Awards of Restricted Shares to eligible persons selected by it. The amount of, the vesting and the transferability restrictions applicable to any Restricted Share Award shall be determined by the Committee in its sole discretion. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Restricted Shares, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Restricted Share Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.
     7.2 Restricted Share Award Agreement. Each Restricted Share Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions as the Committee may specify.
     7.3 Holder’s Rights as Shareholder. Subject to the terms and conditions of the Plan, each recipient of a Restricted Share Award shall have all the rights of a shareholder with respect to any issued Restricted Shares included in the Restricted Share Award during the Period of Restriction established for the Restricted Share Award. Dividends paid with respect to Restricted Shares in cash or property other than Shares or rights to acquire Shares or bonus issues shall be paid to the recipient of the Restricted Share Award currently. Dividends paid in Shares or rights to acquire Shares shall be added to and become a part of the Restricted Shares. During the Period of Restriction, certificates representing the Restricted Shares shall be registered in the Holder’s name and bear a restrictive legend to the effect that ownership of such Restricted Shares, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Award Agreement. Such certificates shall be deposited by the recipient with the Secretary of the Company or such other officer of the Company as may be designated by the Committee, together with all share transfer forms or other instruments of assignment, each endorsed in blank, which will permit transfer to or purchase by the Company of all or any portion of the Restricted Shares which shall be forfeited in accordance with the Plan and the applicable Award Agreement.
ARTICLE VIII
Restricted Share Unit Awards
     8.1 Authority to Grant RSU Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant RSU Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any RSU Award shall be determined by the Committee in its sole discretion. The Committee shall maintain a bookkeeping ledger account that reflects the number of RSUs credited under the Plan for the benefit of a Holder.
     8.2 RSU Award. An RSU Award shall be similar in nature to a Restricted Share Award except that no Shares are actually issued or transferred to the Holder until a later date specified in the applicable Award Agreement. Each RSU shall have a value equal to the Fair Market Value of a Share.
     8.3 RSU Award Agreement. Each RSU Award shall be evidenced by an Award Agreement that contains any Substantial Risk of Forfeiture, transferability restrictions, form and time of payment provisions and other provisions not inconsistent with the Plan as the Committee may specify.
     8.4 Dividend Equivalents. An Award Agreement for an RSU Award may specify that the Holder shall be entitled to the payment of Dividend Equivalents under the Award.
     8.5 Form of Payment Under RSU Award. Payment under an RSU Award shall be made in either cash or Shares, or any combination thereof, as specified in the applicable Award Agreement.
     8.6 Time of Payment Under RSU Award. A Holder’s payment under an RSU Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the Fiscal Year in which the RSU Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.
     8.7 No Rights as Shareholder. Each recipient of a RSU Award shall have no rights of a shareholder with respect to any Shares underlying such RSUs until such date as the underlying Shares are issued.

ARTICLE IX
Performance Share Awards and Performance Unit Awards
     9.1 Authority to Grant Performance Share Awards and Performance Unit Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Performance Share Awards and Performance Unit Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine. The amount of, the vesting and the transferability restrictions applicable to any Performance Share Award or Performance Unit Award shall be based upon the attainment of such Performance Goals as the Committee may determine. If the Committee imposes vesting or transferability restrictions on a Holder’s rights with respect to Performance Share or Performance Unit Awards, the Committee may issue such instructions to the Company’s share transfer agent in connection therewith as it deems appropriate. The Committee may also cause any certificate for Shares issued pursuant to a Performance Shares or Performance Unit Award to be imprinted with any legend which counsel for the Company considers advisable with respect to the restrictions or, should the Shares be represented by book or electronic entry rather than a certificate, the Company may take such steps to restrict transfer of the Shares as counsel for the Company considers necessary or advisable to comply with applicable law.
     9.2 Performance Goals. A Performance Goal must be objective such that a third party having knowledge of the relevant facts could determine whether the goal is met. Such a Performance Goal may be based on one or more business criteria that apply to the Holder, one or more business units of the Company, or the Company as a whole, with reference to one or more of the following: earnings per share, total shareholder return, cash return on capitalization, increased revenue, revenue ratios (per employee or per customer), net income, share price, market share, return on equity, return on assets, return on capital, return on capital compared to cost of capital, return on capital employed, return on invested capital, shareholder value, net cash flow, operating income, earnings before interest and taxes, cash flow, cash flow from operations, cost reductions and cost ratios. Goals may also be based on performance relative to a peer group of companies. Unless otherwise stated, such a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). Performance Goals may be determined by including or excluding, in the Committee’s discretion, items that are determined to be extraordinary, unusual in nature, infrequent in occurrence, related to the disposal or acquisition of a segment of a business, or related to a change in accounting principal, in each case, based on Opinion No. 30 of the Accounting Principles Board (APB Opinion No. 30) or other applicable accounting rules, or consistent with Company accounting policies and practices in effect on the date the Performance Goal is established. In interpreting Plan provisions applicable to Performance Goals and Performance Shares or Performance Unit Awards, it is intended that the Plan will conform with the standards of section 162(m) of the Code and Treasury Regulations § 1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions. Prior to the payment of any compensation based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Performance Shares or Performance Unit Awards made pursuant to the Plan shall be determined by the Committee.
     9.3 Time of Establishment of Performance Goals. A Performance Goal for a particular Performance Share Award or Performance Unit Award must be established by the Committee prior to the earlier to occur of (a) 90 days after the commencement of the period of service to which the Performance Goal relates or (b) the lapse of 25 percent of the period of service, and in any event while the outcome is substantially uncertain.
     9.4 Written Agreement. Each Performance Share Award or Performance Unit Award shall be evidenced by an Award Agreement that contains any vesting, transferability restrictions and other provisions not inconsistent with the Plan as the Committee may specify.
     9.5 Form of Payment Under Performance Unit Award. Payment under a Performance Unit Award shall be made in cash and/or Shares as specified in the Holder’s Award Agreement.
     9.6 Time of Payment Under Performance Unit Award. A Holder’s payment under a Performance Unit Award shall be made at such time as is specified in the applicable Award Agreement. The Award Agreement shall specify that the payment will be made (1) by a date that is no later than the date that is two and one-half (2 1/2) months after the end of the calendar year in which the Performance Unit Award payment is no longer subject to a Substantial Risk of Forfeiture or (2) at a time that is permissible under Section 409A.
     9.7 Holder’s Rights as Shareholder With Respect to Performance Awards. Each Holder of a Performance Share Award shall have all the rights of a shareholder with respect to the Shares issued to the Holder pursuant to the Award during any period in which such issued Shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such Shares. Each Holder of a Performance Unit Award shall have no rights of a shareholder with respect to any Shares underlying such Performance Unit Award until such date as the underlying Shares are issued.
     9.8 Increases Prohibited. None of the Committee or the Board may increase the amount of compensation payable under a Performance Shares or Performance Unit Award. If the time at which a Performance Shares or Performance Unit Award will vest or be paid is accelerated for any reason, the number of Shares subject to, or the amount payable under, the Performance Shares or Performance Unit Award shall be reduced pursuant to Department of Treasury Regulation section 1.162-27(e)(2)(iii) to reasonably reflect the time value of money.
     9.9 Shareholder Approval. No issuances of Shares or payments of cash will be made pursuant to this Article IX unless the shareholder approval requirements of Department of Treasury Regulation section 1.162-27(e)(4) are satisfied.

ARTICLE X
Other Share-Based Awards
     10.1 Authority to Grant Other Share-Based Awards. The Committee may grant to eligible persons other types of equity-based or equity-related Awards not otherwise described by the terms and provisions of the Plan (including, subject to applicable law, the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions, as the Committee shall determine. Such Awards may involve the issue or transfer of Shares to Holders, or payment in cash or otherwise of amounts based on the value of Shares and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
     10.2 Value of Other Share-Based Award. Each Other Share-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee.
     10.3 Payment of Other Share-Based Award. Payment, if any, with respect to an Other Share-Based Award shall be made in accordance with the terms of the Award, in cash or Shares or any combination thereof as the Committee determines.
     10.4 Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Other Share-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Other Share-Based Awards issued pursuant to the Plan.
ARTICLE XI
Cash-Based Awards
     11.1 Authority to Grant Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time, and from time to time, may grant Cash-Based Awards under the Plan to eligible persons in such amounts and upon such terms as the Committee shall determine.
     11.2 Value of Cash-Based Award. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee.
     11.3 Payment of Cash-Based Award. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award, in cash.
     11.4 Termination of Employment. The Committee shall determine the extent to which a Holder’s rights with respect to Cash-Based Awards shall be affected by the Holder’s Termination of Employment. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Cash-Based Awards issued pursuant to the Plan.

ARTICLE XII
Substitution Awards
     Awards may be granted under the Plan from time to time in substitution for share options and other awards held by employees of other Entities who are about to become Employees, or whose employer is about to become an Affiliate as the result of a merger, amalgamation or consolidation of the Company with another Entity, or the acquisition by the Company of substantially all the assets of another Entity, or the acquisition by the Company of at least fifty percent (50%) of the issued and outstanding stock, shares or securities of another Entity as the result of which such other Entity will become an Affiliate of the Company. The terms and conditions of the substitute Awards so granted may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted.
ARTICLE XIII
Administration
     13.1 Awards. The Plan shall be administered by the Committee or, in the absence of the Committee, the Plan shall be administered by the Board. The members of the Committee shall serve at the discretion of the Board. The Committee shall have full power and authority to administer the Plan and to take all actions that the Plan expressly contemplates or are necessary or appropriate in connection with the administration of the Plan with respect to Awards granted under the Plan. The Board shall administer the Plan with respect to the grant of Awards to Directors.
     13.2 Authority of the Committee. The Committee shall have full power to interpret and apply the terms and provisions of the Plan and Awards made under the Plan, and to adopt such rules, regulations and guidelines for implementing the Plan as the Committee may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of the Plan. A majority of the members of the Committee shall constitute a quorum for the transaction of business, and the vote of a majority of those members present at any meeting shall decide any question brought before that meeting. Any decision or determination reduced to writing and signed by a majority of the members shall be as effective as if it had been made by a majority vote at a meeting properly called and held. All questions of interpretation and application of the Plan, or as to Awards granted under the Plan, shall be subject to the determination, which shall be final and binding, of a majority of the whole Committee. No member of the Committee shall be liable for any act or omission of any other member of the Committee or for any act or omission on his own part, including but not limited to the exercise of any power or discretion given to him under the Plan, except those resulting from his own gross negligence or willful misconduct. In carrying out its authority under the Plan, the Committee shall have full and final authority and discretion, including but not limited to the following rights, powers and authorities to determine the persons to whom and the time or times at which Awards will be made; determine the number and exercise price of Shares covered in each Award subject to the terms and provisions of the Plan; determine the terms, provisions and conditions of each Award, which need not be identical and need not match the default terms set forth in the Plan; accelerate the time at which any outstanding Award will vest; prescribe, amend and rescind rules and regulations relating to administration of the Plan; and make all other determinations and take all other actions deemed necessary, appropriate or advisable for the proper administration of the Plan.
     The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award to a Holder in the manner and to the extent the Committee deems necessary or desirable to further the Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. As permitted by law and the terms and provisions of the Plan, the Committee may delegate its authority as identified in this Section 13.2. The Committee may employ attorneys, consultants, accountants, agents, and other persons, any of whom may be an Employee, and the Committee, the Company, and its officers and Board shall be entitled to rely upon the advice, opinions, or valuations of any such persons.
     13.3 Decisions Binding. All determinations and decisions made by the Committee or the Board, as the case may be, pursuant to the provisions of the Plan and all related orders and resolutions of the Committee or the Board, as the case may be, shall be final, conclusive and binding on all persons, including the Company, the Holders and the estates and beneficiaries of Holders.
     13.4 No Liability. Under no circumstances shall the Company, the Board or the Committee incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, the Committee’s or the Board’s roles in connection with the Plan.
ARTICLE XIV
Amendment or Termination of Plan
     14.1 Amendment, Modification, Suspension, and Termination. Subject to Section 14.2, the Board may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and/or any Award Agreement in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders and except as provided in Section 4.5, the Board shall not directly or indirectly lower the Option Price of a previously granted Option, and no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by applicable law or stock exchange rules.
     14.2 Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment, suspension, or modification of the Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Holder holding such Award.

ARTICLE XV
Miscellaneous
     15.1 Unfunded Plan/No Establishment of a Trust Fund. Holders shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Affiliates may make to aid in meeting obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Holder, beneficiary, legal representative, or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in the Plan. No property shall be set aside nor shall a trust fund of any kind be established to secure the rights of any Holder under the Plan. The Plan is not intended to be subject to the United States Employee Retirement Income Security Act of 1974, as amended.
     15.2 No Employment Obligation. The granting of any Award shall not constitute an employment contract, express or implied, nor impose upon the Company or any Affiliate any obligation to employ or continue to employ, or utilize the services of, any Holder. The right of the Company or any Affiliate to terminate the employment of any person shall not be diminished or affected by reason of the fact that an Award has been granted to him, and nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or its Affiliates to terminate any Holder’s employment at any time or for any reason not prohibited by law.
     15.3 Tax Withholding. The Company or any Affiliate shall be entitled to deduct from other compensation payable to each Holder any sums required by federal, state or local tax law to be withheld with respect to the vesting or exercise of an Award or lapse of restrictions on an Award. In the alternative, the Company may require the Holder (or other person validly exercising the Award) to pay such sums for taxes directly to the Company or any Affiliate in cash or by check within one day after the date of vesting, exercise or lapse of restrictions. In the discretion of the Committee, and with the consent of the Holder, the Company may reduce the number of Shares issued to the Holder upon such Holder’s exercise of an Option to satisfy the tax withholding obligations of the Company or an Affiliate; provided that the Fair Market Value of the Shares not issued shall not exceed the Company’s or the Affiliate’s Minimum Statutory Tax Withholding Obligation. The Committee may, in its discretion, permit a Holder to satisfy any Minimum Statutory Tax Withholding Obligation arising upon the vesting of an Award by issuing to the Holder a reduced number of Shares in the manner specified herein. If permitted by the Committee and acceptable to the Holder, at the time of vesting of shares under the Award, the Company shall (a) calculate the amount of the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation on the assumption that all such Shares vested under the Award are to be issued, (b) reduce the number of such Shares actually issued so that the Fair Market Value of the Shares withheld from issuance on the vesting date approximates the Company’s or an Affiliate’s Minimum Statutory Tax Withholding Obligation and (c) in lieu of the Shares withheld from issuance, remit cash to the United States Treasury and/or other applicable governmental authorities, on behalf of the Holder, in the amount of the Minimum Statutory Tax Withholding Obligation. The Company shall withhold from issuance only whole Shares to satisfy its Minimum Statutory Tax Withholding Obligation. Where the Fair Market Value of the Shares withheld from issuance does not equal the amount of the Minimum Statutory Tax Withholding Obligation, the Company shall withhold from issuance Shares with a Fair Market Value slightly less than the amount of the Minimum Statutory Tax Withholding Obligation and the Holder must satisfy the remaining minimum withholding obligation in some other manner permitted under this Section 15.3. The Shares withheld from issuance by the Company shall be authorized but unissued Shares and the Holder’s right, title and interest in the rights to subscribe for such Shares shall terminate. The Company shall have no obligation upon vesting or exercise of any Award or lapse of restrictions on an Award until the Company or an Affiliate has received payment sufficient to cover the Minimum Statutory Tax Withholding Obligation with respect to that vesting, exercise or lapse of restrictions. Neither the Company nor any Affiliate shall be obligated to advise a Holder of the existence of the tax or the amount which it will be required to withhold.
     15.4 Gender and Number. If the context requires, words of one gender when used in the Plan shall include the other and words used in the singular or plural shall include the other.
     15.5 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
     15.6 Headings. Headings of Articles and Sections are included for convenience of reference only and do not constitute part of the Plan and shall not be used in construing the terms and provisions of the Plan.
     15.7 Other Compensation Plans. The adoption of the Plan shall not affect any outstanding options, restricted shares or restricted share units, nor shall the Plan preclude the Company from establishing any other forms of incentive compensation arrangements for Employees or Directors.
     15.8 Other Awards. The grant of an Award shall not confer upon the Holder the right to receive any future or other Awards under the Plan, whether or not Awards may be granted to similarly situated Holders, or the right to receive future Awards upon the same terms or conditions as previously granted.
     15.9 Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company or continuing company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
     15.10 Law Limitations/Governmental Approvals. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations,

and to such approvals by any governmental agencies or national securities exchanges as may be required.
     15.11 Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.
     15.12 Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
     15.13 Fractional Shares. No fractional Shares shall be issued or acquired pursuant to the Plan or any Award. If the application of any provision of the Plan or any Award Agreement would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.
     15.14 Investment Representations. The Committee may require any person receiving Shares pursuant to an Award under the Plan to represent and warrant in writing that the person is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.
     15.15 Persons Residing Outside of the United States. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company or any of its Affiliates operates or has Employees, the Committee, in its sole discretion, shall have the power and authority to determine which Affiliates shall be covered by the Plan; determine which persons employed outside the United States are eligible to participate in the Plan; amend or vary the terms and provisions of the Plan and the terms and conditions of any Award granted to persons who reside outside the United States; establish subplans and modify exercise procedures and other terms and procedures to the extent such actions may be necessary or advisable — any subplans and modifications to Plan terms and procedures established under this Section 15.15 by the Committee shall be attached to the Plan document as Appendices; and take any action, before or after an Award is made, that it deems advisable to obtain or comply with any necessary local government regulatory exemptions or approvals. Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the United States Securities Exchange Act of 1934, as amended, the Code, any securities law or governing statute or any other applicable law.
     15.16 Arbitration of Disputes. Any controversy arising out of or relating to the Plan or an Award Agreement shall be resolved by arbitration conducted pursuant to the arbitration rules of the American Arbitration Association. The arbitration shall be final and binding on the parties.

     15.17 Governing Law. The provisions of the Plan and the rights of all persons claiming thereunder shall be construed, administered and governed under the laws of the State of Texas.
     15.18 Compliance with Section 409A. The exercisability of an Option shall not be extended to the extent that such extension would subject the Holder to additional taxes under Section 409A. This Section 15.18 is effective for Options that become earned and vested on or after January 1, 2005.